Exhibit B

STOCK PURCHASE AGREEMENT

among

Trendy View Assets Management, a company formed under the laws of the BVI Ace Champion Investments Limited, a company formed under the laws of the BVI

and

Chrome Fields Asset Management LLC, a Florida Limited Liability Company

as the Sellers

and

the individuals and entities set forth on Schedule II hereto as the Buyers

Dated as of

July 23, 2025

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 23, 2025, is entered into by and among Ace Champion Investments Limited (“Seller 1”), Chrome Fields Asset Management LLC (“Seller 2”), Trendy View Assets Management (“Seller 3 and, together with Seller 1 and Seller 2, the “Sellers”), the individuals and entities set forth on Schedule II hereto (collectively, the “Buyers” and each individually, a “Buyer”) and Aureus Greenway Holdings Inc., a Nevada corporation (the “Company).

RECITALS

WHEREAS, Seller 1 is the record and beneficial owner of, and desires to sell to the Buyers, 5,000,000 shares of the Company’s Series A Preferred Stock (the “Preferred Stock”) and 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, Seller 2 is the record and beneficial owner of, and desires to sell to the Buyers, 4,000,000 shares of Preferred Stock and 2,000,000 shares of Common Stock; and

WHEREAS, Seller 3 is the record and beneficial owner of, and desires to sell to the Buyers, 1,000,000 shares of Preferred Stock (the shares of Common Stock to be sold by Seller 1 and Seller 2 hereunder, the “Common Shares” and the shares of Preferred Stock to be sold by Seller 1, Seller 2 and Seller 3 hereunder, the “Preferred Shares,” and together with the Commons Shares, the “Shares”); and

WHEREAS, the Buyers desire to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Definitions.

“Affiliate” means (a) with respect to an entity, any Person controlling, controlled by or under common control with such entity; and (b) with respect to an individual, any immediate family member of such individual, whether by blood or marriage (including spouses, children, parents and siblings). For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Buyers, a Seller or the Company, any of the Company’s Subsidiaries or their respective property.

“Lien” means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

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“Losses” means any and all losses, liabilities, proceedings, causes of action, costs, damages (including lost profits, diminution of value, consequential damages, special damages, incidental damages, punitive damages, exemplary damages or other unforeseen damages and regardless of whether or not the amount thereof has been calculated utilizing any multiple or similar valuation methodology) or expenses (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of or in which: (a) such Person or a Subsidiary of such Person is a general partner or (b) more than fifty percent (50%) of (i) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or similar body) of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

“Transaction Documents” means this Agreement (as such terms are defined below), and each other document, instrument or agreement executed by either Party or the Parties in connection with the transactions contemplated hereunder and/or thereunder (collectively, the “Transactions”).

Article II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Sellers agree to sell to the Buyers, and the Buyers agree to purchase from the Sellers, the Common Shares and the Preferred Shares.

Section 2.02 Purchase Price. The purchase price for the Common Shares shall be $0.975 per share (the “Common Purchase Price”), and the purchase price for the Preferred Shares shall be $0.01 per share (the “Preferred Purchase Price,” and collectively with the Common Purchase Price, the “Purchase Price”), payable by the Buyers to the Sellers at the Closing by wire transfer of immediately available funds to the account designated by each Seller in writing prior to the closing, allocated among the Sellers as set forth on Schedule I hereto.

Section 2.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) remotely via the exchange of Transaction Documents and signatures simultaneously with the execution of this Agreement. The Closing shall be deemed to have occurred at 12:01 a.m. E.S.T. on the Closing Date.

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Section 2.04 Seller’s Closing Deliverables. At the Closing, each Seller shall deliver or cause to be delivered to Buyers the following:

(a) this Agreement duly signed by such Seller;

(b) such Seller’s Shares, which delivery shall by effectuated (i) in the case of Common Shares, by the Seller providing an irrevocable instruction to the transfer agent of the Company, in form and substance satisfactory to the Buyers, duly executed by Seller, instructing the transfer of the Common Shares to Buyers, and (ii) in the Case of Preferred Shares, delivery to the Buyers of the book entry shares representing such Preferred Shares, in each case free and clear of all Encumbrances;

(c) such other documents or instruments as Buyers reasonably request and are reasonably necessary to consummate the Transactions.

Section 2.05 Buyers’ Deliverables. At the Closing, Buyers shall deliver or cause to be delivered each Seller the following:

(a) this Agreement duly signed by Buyers;

(b) the aggregate Purchase Price payable to such Seller as provided in Section 2.02 above; and

(c) such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Transactions.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual knowledge of Seller, after due inquiry.

The Sellers hereby represent and warrant to the Buyers, jointly and severally, that, to the Seller’s knowledge, except (x) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 or its other reports and forms filed with the U.S. Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), after December 31, 2024 and before the date of this Agreement (all such reports covered by this clause (x) collectively, the “SEC Reports”), or (y) as set forth in the Schedules hereto:

Section 3.01 Authority of Seller. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out his obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Seller is a party constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

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Section 3.02 SEC Reports; Financial Statements. Except as described in Schedule 3.02 hereto, the Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof for the 12 months preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the SEC Reports filed by the Company complied in all material respects with the requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Seller’s knowledge: (i) the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), and (ii) such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the respective dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC. As of the date hereof, none of the SEC Reports is subject to ongoing SEC review or outstanding investigation.

Section 3.03 Authorization. On or prior to the date hereof, the Board has duly adopted resolutions approving this Agreement and the Transaction Documents to which the Company is a party (if any) and the transactions contemplated hereby and thereby; and, as of the date hereof, such resolutions have not been rescinded, modified or withdrawn in any way.

Section 3.04 Governmental Consents. Assuming that the representations of the Buyers set forth in ARTICLE IV below are true and correct, the offer and sale of the Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws.

Section 3.05 Capitalization. The Shares have been duly authorized and validly issued by the Company. To the Seller’s knowledge, other than as described in the SEC Reports: (i) there are no options, warrants, calls, rights, convertible securities, commitments or agreements (which, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to capital stock or other similar rights) of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of the Company or any other Person to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of the Company. Other than as described in the SEC Reports, there are no statutory or contractual preemptive rights or rights of first offer or refusal or similar rights with respect to any shares of capital stock of the Company, and there are no declared and unpaid dividends or distributions on any shares of capital stock of the Company.

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Section 3.06 Insurance. The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and locations in which the Company and each Subsidiary is engaged.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to each Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Each Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by each Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, company agreement, or other governing documents of Buyer or (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer.

Section 4.03 Accredited Investor. Each Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.04 Investment Purpose. Each Buyer is purchasing the Shares for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

Section 4.05 Information. Each Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company which have been requested by the Buyer or its advisors. Each Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company regarding its business and affairs. Notwithstanding the foregoing, the Company has not disclosed to the Buyers any material nonpublic information regarding the Company or otherwise and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to the Buyers. Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer’s right to rely on the Company’s representations and warranties contained herein.

Section 4.06 Investment Risk. Each Buyer acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Buyer has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Buyer has considered necessary to make an informed investment decision, and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. The Buyer acknowledges that it (i) is a sophisticated investor, experienced in investing in business and financial transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its purchase of the Shares. Alone, or together with any professional advisor(s), the Buyer represents and acknowledges that the Buyer has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares is a suitable investment for the Buyer and that the Buyer is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Buyer’s investment in the Company.

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Section 4.07 Transfer or Re-sale. Each Buyer understands that (i) the sale or resale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Shares may not be transferred unless the Shares are offered and is sold pursuant to an effective registration statement under the Securities Act and registration of qualification under applicate state securities laws, and/or valid exemption(s) therefrom; and (ii) neither the Company nor any other Person is under any obligation to register such Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case). The Buyer understands and agrees that the Shares will be subject to transfer restrictions under the Securities Act and applicable state securities laws and, as a result of these transfer restrictions, the Buyer may not be able to readily offer, resell, transfer, pledge or otherwise dispose of any of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time.

Section 4.08 No liens. Each Buyer represents that it is the sole legal, beneficial, record and equitable owner of the Class A Warrants and Class B Warrants to be transferred hereunder, free and clear of any and all Liens whatsoever.

Article V
COVENANTS

Section 5.01 Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (collectively, “Representatives”) to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.03 Form 8-K. Sellers shall, within the timeframe required thereby, cause the Company to file a mutually satisfactory Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act disclosing the change in control of the Company that shall occur pursuant to this Agreement, and Sellers shall ensure that the Company has all necessary codes and logins to cause such filing.

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Section 5.04 Schedule 13D. Each Buyer shall, within the timeframe required thereby, file a Schedule 13D reporting its acquisition of the Shares, which filing shall be subject to reasonable comment by a Seller.

Section 5.05. Use of Proceeds. The Company covenants that it in the twelve months following this Agreement that it shall use $3 million of the proceeds that it receives from the PIPE SPA to fund those operations conducted by the Company immediately prior to the date of this Agreement. In addition, as a condition to and concurrent with the Closing, the Company and the Buyer shall ensure that the individuals named in Section 5.06 herein are each employed by the Company in an active, full-time executive or managerial capacity for a period of no less than twelve (12) months following the Closing Date, and shall further ensure that any accrued, unpaid, or deferred salary or other compensation owed to any such individual as of the Closing Date is paid in full at the Closing using a portion of such proceeds from the PIPE SPA.

Section 5.06. Management. The Company covenants that it shall not terminate the following persons from their respective roles with the Company or take any efforts to reduce their compensation during the twelve months following this Agreement:

(i) Mr. Stephen Ching Ping Cheung, who shall be employed by the Company and/or its Subsidiaries and shall receive an annual salary of $150,000, with accrued but unpaid compensation as of the date hereof totaling $32,500;

(ii) Mr. ChiPing Cheung, who shall be employed by the Company and/or its Subsidiaries and shall receive an annual salary of $150,000 with accrued but unpaid compensation as of the date hereof totaling $216,868; and

(iii) Mr. Sam Wai Sing Lui, who shall be employed by the Company and/or its Subsidiaries and shall receive an annual salary of $125,000 with accrued but unpaid compensation as of the date hereof totaling $ nil.

The Company further covenants that, for the duration of the twelve (12) month post-Closing period, it shall not terminate the employment of the foregoing individuals without “cause” (as defined in the applicable employment agreements or, if none, consistent with general employment law principles), nor shall their compensation be reduced during such period without the prior written consent of the Seller, and the Company shall pay, in full and in cash at the Closing, any accrued, unpaid, or deferred salary or other compensation (including any deferred bonuses or payroll amounts) owed to each such individual named in (i)-(iii) hereof as of the Closing Date.

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Section 5.07. Employee Stock Option Plan and Option Awards.

The Company and each Buyer covenant and agree that, as soon as practicable following the Closing, and in any event within sixty (60) calendar days thereafter, they shall use their respective reasonable best efforts to cause the Company to adopt, and obtain requisite shareholder approval of, an equity incentive plan (the “Stock Option Plan”) in form and substance reasonably acceptable to the Buyer and the Sellers, providing for the reservation and issuance of Company common stock through the grant of stock options and other equity awards. The Stock Option Plan shall authorize, among other things, the issuance of an initial grant of stock options for an aggregate of 1,500,000 shares of Common Stock to Mr. Stephen Ching Ping Cheung (the “Options”) under the terms of an individual award agreement to be negotiated and executed in good faith. Of these Options, 750,000 shall have an exercise price of $1.00 per share, and 750,000 shall have an exercise price of $1.25 per share. The Company shall cause the Stock Option Plan and each award agreement to reflect the following terms: (a) each such grant shall be subject to a vesting schedule and exercise price consistent with market terms; (b) the options shall be issued in compliance with Rule 701 of the Securities Act, Section 409A of the Internal Revenue Code, the rules and regulations of Nasdaq, all applicable federal and state securities laws and regulations, and all applicable laws and regulations; and (c) each of the named individuals shall be eligible for additional awards in the discretion of the Company’s board of directors or compensation committee thereafter. Until such shareholder approval and adoption of the Stock Option Plan is obtained, the Company shall not adopt or implement any other equity incentive plan or issue stock options without the prior written consent of the Buyer and the Sellers (such consent not to be unreasonably withheld). The Parties shall cooperate in good faith to finalize the documents and take corporate actions necessary to give full effect to this Section 5.07 in each case subject to compliance with applicable Nasdaq rules and securities laws.

Article VI

INDEMNIFICATION

Section 6.01 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VI, each Seller, severally and not jointly, shall indemnify and defend each of Buyer and its Affiliates (excluding, after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement; and

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement.

Section 6.02 Indemnification by Buyers. Subject to the other terms and conditions of this ARTICLE VI, each Buyer, severally and not jointly, shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyers or the Company (post-Closing) contained in this Agreement; and

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyers pursuant to this Agreement.

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Section 6.03 Limitations. In no event shall the aggregate amount of all payments made by either Party in satisfaction of claims for indemnification pursuant to Section 6.01 exceed the Purchase Price (the “Cap”). Notwithstanding anything in this ARTICLE VI to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by either Party that results from intentional misrepresentation or willful misconduct or constitutes fraud, by or on behalf of such Party (including any intentional misrepresentation, willful misconduct or fraudulent act committed or omitted by any Affiliate, officer, director, employee or agent of such Party in connection with the Transactions, then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement (notwithstanding Section 6.05 below) and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations, (b) the limitations set forth in this Section 6.03 shall not apply to any Loss that an Indemnified Party (as defined below) may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall be subject to or shall count towards the Cap.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party certifying that the Indemnifying Party shall be responsible for all liabilities and obligations relating to such Action, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that a Seller shall not be entitled to assume the defense (unless otherwise agreed to in writing by the applicable Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (a) such Action relates to any criminal or quasi-criminal proceeding, indictment, allegation or investigation, (ii) such Action primarily seeks an injunction or non-monetary or equitable relief against any Indemnified Party or (v) an adverse determination with respect to such Action would reasonably be expected to be detrimental to the business relations or future business prospects of any Buyer Indemnitee. If the Indemnifying Party assumes the defense of any such Action, the Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained herein and all related rights to indemnification shall survive the Closing and the delivery of the Shares. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing and the delivery of the Shares.

Section 6.06 Cumulative Remedies. The Parties acknowledge and confirm that, except in the event of fraud, the indemnification provisions of this ARTICLE VI shall be the sole and exclusive remedies available to them for any breach or non-fulfillment of the representations, warranties, covenants, agreements, and other provisions of this Agreement.

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Article VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller 1:	Address: Vistra Corporate Services Centre Wickhams Cay II, Road Town Tortola VG 1110 British Virgin Islands Attention: Ace Champion Investments Limited Email: cheungcps1208@icloud.com

If to Seller 2:	Address: 2995 Remington Boulevard, Kissimmee, Florida 34744 Attention: Chrome Fields Asset Management LLC Email: manmaru168@outlook.com

If to Seller 3:	Address: Vistra Corporate Services Centre Wickhams Cay II, Road Town Tortola VG 1110 British Virgin Islands Attention: Trendy View Assets Management Email: yccheung992000@yahoo.com.hk

If to Buyers:	See the address, attention, and email listed on the signature page.

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement together with the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

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Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.10 Several Liability. The obligations of the Sellers in this Agreement are several and not joint. Each Seller shall be liable only for such Seller’s proportionate share of any liability or obligation arising under this Agreement, determined based on the portion of the Purchase Price actually received by such Seller. No Seller shall be liable for the obligations or liabilities of any other Seller.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER 1:

Ace Champion Investments Limited
By:	Mr. Stephen Ching Ping Cheung

SELLER 2:

Chrome Fields Asset Management LLC
By:	Mr. ChiPing Cheung

SELLER 3:

Trendy View Assets Management
By:	Mr. Yick Chung Cheung and Ms. Chan Lee

AUREUS GREENWAY HOLDINGS INC.

By:
Name:
Title:

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Name of Buyer: ________________________________________________________

Signature of Authorized Signatory of Buyer: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: ______________________________________________

Address for Notice to Buyer: [     ]

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Schedule I

Seller Name	Common Shares	Common Purchase Price (Cash)	Preferred Shares	Preferred Purchase Price	Total Purchase Price
Seller 1	2,000,000	$0.975	5,000,000	$0.01	$2,000,000
Seller 2	2,000,000	$0.975	4,000,000	$0.01	$1,990,000
Seller 3	0	$0	1,000,000	$0.01	10,000
Total	4,000,000	/	10,000,000		$4,000,000

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Schedule II

Buyer Name	Common Shares	Common Purchase Price (Cash) ($)	Preferred Shares	Preferred Purchase Price ($)	Total Purchase Price ($)
AKAA Family LLP	250,000	0.975	\	\	243,750
James McCabe	250,000	0.975	\	\	243,750
Alexco Consulting LLC	250,000	0.975	\	\	243,750
Flower Hill Ventures LLC	500,000	0.975	\	\	487,500
The Steven Scopellite 2021 Irr	650,000	0.975	\	\	633,750
Jordan Fried	650,000	0.975	\	\	633,750
Jasminder Singh	250,000	0.975	\	\	243,750
Tristan Chaudhry	250,000	0.975	\	\	243,750
Don Nitti	250,000	0.975	\	\	243,750
Ron Lebierman	50,000	0.975	\	\	48,750
George Gavallas	200,000	0.975	\	\	195,000
Danny Friedman	250,000	0.975	\	\	243,750
John Hughes	200,000	0.975	\	\	195,000
The Steven Scopellite 2021 Irr	\	\	10,000,000	0.01	100,000
total	4,000,000	\	10,000,000	\	4,000,000

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